SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ____)

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MOTORCAR PARTS OF AMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On November 30, 2004

To Our Shareholders:

      We will hold our 2004 annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on Tuesday, November 30, 2004 at 10:00 a.m., New York time, at the Harvard Club of New York City, 27 West 44th Street, New York, New York 10036. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1) The election of five directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified.

(2) The ratification and approval of the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2005.

(3) A proposal to approve our 2004 Non-Employee Director Stock Option Plan.

(4) The transaction of other business as may come properly before the meeting or any meetings held upon adjournment of the meeting.

      Our Board of Directors has fixed the close of business on October 15, 2004 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2004 Annual Report is enclosed with this notice, but is not part of the proxy soliciting material.

      We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors

CHARLES W. YEAGLEY
Secretary

Torrance, California
November 1, 2004

MOTORCAR PARTS OF AMERICA, INC.

2929 California Street
Torrance, California 90503

PROXY STATEMENT

GENERAL INFORMATION

       We are sending you this proxy statement on or about November 1, 2004 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our 2004 annual meeting of shareholders, which we will hold at 10:00 a.m., New York time, on Tuesday, November 30, 2004, at the Harvard Club of New York City, 27 West 44th Street, New York, New York 10036. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on October 15, 2004. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 972-4005.

      A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board’s slate of nominees;

•	to ratify and approve the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2005;

•	to approve the adoption of our 2004 Non-Employee Director Stock Option Plan; and

•	as recommended by our Board with regard to all other matters, in its discretion.

      Our only voting securities are the outstanding shares of our common stock. At the record date, we had 8,173,955 shares of common stock outstanding and approximately 43 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

      For each share of common stock you hold on the record date, you are entitled to one vote on all matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.”

      The voting requirements for the proposals we will consider at the meeting are:

•	Election of directors. The five candidates who receive the highest number of affirmative votes will be elected. Votes against a candidate and votes withheld from voting for a candidate will have no effect on the election.

•	Ratification and Approval of Appointment of Grant Thornton, LLP. A majority of the shares present in person or by proxy at the meeting and entitled to vote on this matter must vote to approve and ratify the appointment of Grant Thornton, LLP as our independent certified public accountants for the fiscal year ended March 31, 2005.

•	Approval of our 2004 Non-Employee Director Stock Option Plan. A majority of the shares present in person or by proxy at the meeting and entitled to vote on this matter must vote to approve the plan and the total votes cast on the plan must represent over fifty percent of the shares entitled to vote on the plan. Abstentions count as votes cast and have the effect of a vote against the plan. Broker non-votes are not counted as votes cast and will have no effect on the outcome.

      We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      We are asking our shareholders to elect five members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board has nominated the five individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

      Three of our nominees, Selwyn Joffe, Mel Marks and Irv Siegel, are currently serving as directors. Two of our existing directors, Murray Rosenzweig and Douglas Horn, will not be standing for reelection at the 2004 annual shareholders meeting. Accordingly, our Board has nominated two new prospective Board members, Rudolph J. Borneo and Philip Gay, for election to our Board at this 2004 annual shareholders meeting.

      The term of office of each of the current directors expires on the date of the 2004 shareholders meeting. All of our current Board members were elected at the last shareholders meeting.

      The persons named as proxies in the accompanying form of proxy have advised us that at the meeting they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

      No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information concerning our Board of Directors and our nominees to our Board of Directors

      The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Selwyn Joffe[1]	47	Chairman of the Board of Directors, President and Chief Executive Officer
Mel Marks	76	Director
Rudolph J. Borneo	63	Director Nominee
Philip Gay	47	Director Nominee
Douglas Horn[2]	76	Director
Murray Rosenzweig[3]	80	Director
Irv Siegel[4]	58	Director

[1] Member of Compensation Committee until resignation from committee on October 31, 2003.

[2] Chair of Audit, Compensation and Ethics Committees. Not standing for reelection at the 2004 shareholders meeting.

[3] Member of Audit and Compensation Committees. Not standing for reelection at the 2004 shareholders meeting.

[4] Member of Audit, Compensation and Ethics Committees.

      Selwyn Joffe has been our Chairman of the Board, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and CEO of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and CEO of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, a roll-up of amusement parks and served as its President and COO until August 2000. Prior to the founding of Palace Entertainment, Mr. Joffe was the President and CEO of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a member of the Georgia State Bar as well as a Certified Public Accountant.

      Mel Marks founded the Company in 1968. Mr. Marks served as our Chairman of the Board of Directors and Chief Executive Officer from that time until July 1999. Prior to founding the Company, Mr. Marks was employed for over twenty years by Beck/ Arnley-Worldparts, a division of Echlin, Inc. (one of the largest importers and distributors of parts for imported cars), where he served as Vice President. Mr. Marks has continued to serve as a consultant and director to the Company since July 1999.

      Rudolph J. Borneo is a nominee to join our Board of Directors. Mr Borneo is currently Vice Chairman and Director of Stores, Macy’s West, a division of Federated Department Stores, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores. Mr. Borneo is expected to join our Audit Committee, Compensation Committee and Ethics Committee upon his election to the Board.

      Philip Gay is a nominee to join our Board of Directors. Mr. Gay is currently serving as Executive Vice President and Chief Financial Officer of Grill Concepts, Inc., a publicly traded company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 until he joined Grill Concepts, Inc. in June 2004, Mr. Gay served as Managing Director of Triple Enterprises, a business advisory firm that assisted mid-cap sized companies with financing, mergers and acquisitions, franchising and strategic planning. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as Chief Financial Officer for California Pizza Kitchen (1987 to 1994), Wolfgang Puck Food Company (1994 to 1996) and has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also on the financial advisory board for Concours Consulting and is a Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay is expected to join our Audit Committee, Compensation Committee and Ethics Committee upon his election to the Board.

      Doug Horn joined our Board of Directors on October 8, 2002 and serves as the Chairman of our Audit, Compensation and Ethics Committees. Mr. Horn is a retired certified public accountant and attorney and was a revenue agent for the Internal Revenue Service. Mr. Horn worked as a staff accountant for Peat Marwick, was a senior partner of Douglas Horn & Company, a certified public accounting firm, and was a senior partner in the law firm of Horn & Spiro specializing in tax law until he retired in 1991. Mr. Horn also served as the treasurer of the American Diabetes Association for the New York Chapter. Mr. Horn will not be standing for reelection.

      Murray Rosenzweig is a Certified Public Accountant and has served on our Board of Directors since February 1994. Mr. Rosenzweig also serves on our Audit and Compensation Committees. Since 1973, Mr. Rosenzweig has been the President and Chief Executive Officer of Linden Maintenance Corp., which operates a large fleet of taxicabs in New York City. Mr. Rosenzweig will not be standing for reelection.

      Irv Siegel joined our Board of Directors on October 8, 2002 and serves on our Audit, Compensation and Ethics Committees. Mr. Siegel is a retired attorney admitted to the bar of the state of New Jersey with a background in corporate finance. Since 1993, Mr. Siegel has been the principal owner of Siegel Company, a full service commercial real estate firm, and Mr. Siegel has also served as the director of real estate for Wolfgang Puck Food Company since 1992.

Code of Ethics

      Our Board of Directors formally approved the creation of our Ethics Committee on May 8, 2003 and adopted a Code of Business Conduct and Ethics, which applies to all our employees. This committee is currently comprised of Douglas Horn, who was appointed to serve as Chairman, and Irv Siegel. Following our 2004 shareholders meeting, Messrs. Borneo, Gay and Siegel are expected to serve on the Ethics Committee, with Mr. Gay serving as Chairman.

Information about our non-director executive officers

      The executive officers of the Company (other than executive officers who are also nominees to our board of directors), their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Steven Kratz	49	Sr. Vice President — QA/ Engineering
Charles Yeagley	56	Chief Financial Officer and Secretary
Michael Umansky	63	Vice President and General Counsel

      Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers, other than executive officers who are also nominees to our Board of Directors, is set forth below.

      Steven Kratz, our Senior Vice President-QA/ Engineering, has been employed by our company since 1988. Before joining us, Mr. Kratz was the General Manager of GKN Products Company, a division of Beck/ Arnley-Worldparts. As Senior Vice-President-QA/ Engineering, Mr. Kratz heads our quality assurance, research and development and engineering departments.

      Charles Yeagley has been our Chief Financial Officer and Secretary since June 2000. From 1995 to June 2000, Mr. Yeagley was the Chief Financial Officer for Goldenwest Diamond Corporation — D/B/A The Jewelry Exchange, which is the largest privately-held manufacturer and retailer of fine jewelry. From July 1979 to December 1994, Mr. Yeagley was a principal in Faulkinbury and Yeagley, a certified public accounting firm that he co-founded. Mr. Yeagley is a Certified Public Accountant and holds a Bachelor of Business Administration Degree with an emphasis in Accounting from Fort Lauderdale University and a Master of Business Administration Degree from Golden Gate University.

      Michael Umansky has been our Vice President and General Counsel since January 2004. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our company, Mr. Umansky was in the private practice of law, and during 2002 and 2003 he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Form 4s were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during the 2004 fiscal year, except that timely filings were not made of (i) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Joffe upon the grant of stock options on January 14, 2004, (ii) a Statement of Changes in Beneficial Ownership on Form 4 for Mr. Kratz upon the exercise of stock options and the sale of the underlying shares of common stock on March 31, 2004, (iii) an Initial Statement of Beneficial

ownership on Form 3 for Mr. Umansky and (iv) Statements of Changes in Beneficial Ownership on Form 4 reporting annual stock option grants to each of Messrs. Joffe, Marks, Rosenzweig, Horn and Seigel for our 2004 fiscal year. All such Section 16(a) filings have since been made.

Information Regarding our Board of Directors and its Committees

      Our Board of Directors met seven times during fiscal 2004. Each of our directors attended 75% or more of the total number of meetings of the Board during fiscal 2004. Four directors attended our 2003 shareholder meeting. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.

      Audit Committee. The current members of our Audit Committee are Douglas Horn, Murray Rosenzweig and Irv Siegel, with Mr. Horn serving as chairman of the committee. All of the Audit Committee members are independent within the meaning of the applicable SEC rules. Our Board has also determined that both Messrs. Horn and Rosenzweig are financial experts within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent certified public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board concerning the appointment of our auditors. The Audit Committee met 11 times in fiscal 2004. Following our 2004 shareholders meeting, Messrs. Borneo, Gay and Siegel are expected to serve on the Audit Committee, with Mr. Gay serving as Chairman. Our Board has determined that Messrs. Borneo, Gay and Siegel are independent within the meaning of applicable SEC rules and Mr. Gay is a financial expert within the meaning of applicable SEC rules.

      Compensation Committee. The current members of our Compensation Committee are Douglas Horn, Murray Rosenzweig and Irv Siegel. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and other senior officers and making recommendations concerning the salary, bonuses and stock options to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee; Interlocks and Insider Participation” below. The Compensation Committee met four times in fiscal 2004. Following our 2004 shareholders meeting, Messrs. Borneo, Gay and Siegel are expected to serve on the Compensation Committee, with Mr. Siegel serving as Chairman.

      Ethics Committee. The current members of our Ethics Committee are Douglas Horn and Irv Siegel. The Ethics Committee is responsible for implementing our Code of Business Conduct and Ethics. No member of the Ethics Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. The Ethics Committee met once in fiscal 2004. Following our 2004 shareholders meeting, Mr. Borneo, Gay and Siegel are expected to serve on the Ethics Committee, with Mr. Gay serving as Chairman.

      Board Nomination. Our Board of Directors does not have a formal policy for selection of nominees. The members of our Board of Directors make recommendations based on our best interests. Our Board of Directors have not utilized any third parties in the selection of nominees. No candidates have been nominated during fiscal 2004 by a stockholder holding 5% or more the Company’s stock.

Legal Proceedings

      On September 18, 2002, the Securities and Exchange Commission filed a civil suit against us and our former chief financial officer, Peter Bromberg, arising out of the SEC’s investigation into our financial statements and reporting practices for fiscal years 1997 and 1998. Simultaneously with the filing of the SEC Complaint, we agreed to settle the SEC’s action without admitting or denying the allegations in the Complaint. Under the terms of the settlement agreement, we are subject to a permanent injunction barring us from future violations of the antifraud and financial reporting provisions of the federal securities laws. No monetary fine or penalty was imposed upon us in connection with this settlement with the SEC.

      On May 20, 2004, the SEC and the United States Attorney’s Office announced that Peter Bromberg had been sentenced to ten months, including five months of incarceration and five months of home detention, for making false and misleading statements about our financial condition and performance in our 1997 and 1998 Forms 10-K filed with the SEC. Mr. Bromberg consented to the entry of judgment arising from the SEC Complaint that ordered payment of $76,275 in disgorgement plus prejudgment interest.

      The United States Attorney’s Office has informed us that it does not intend to pursue criminal charges against us arising from the events involved in the SEC Complaint. On February 13, 2003, we received a letter from the U.S. Attorney’s Office confirming this information.

      In December 2003, the SEC and the United States Attorney’s Office brought actions against Richard Marks, our former President and Chief Operating Officer and son of Mel Marks, our founder and a member of our Board. Mr. Marks agreed to plead guilty to the criminal charges, and no sentencing date has been set. To settle the SEC’s civil fraud action, Mr. Marks paid over $1.2 million in fines and was permanently barred from serving as an officer or director of a public company.

      The SEC’s complaint and the Justice Department’s criminal charges alleged that Mr. Bromberg and Mr. Marks engaged in fraudulent accounting practices and falsified our books and records, thereby causing us to issue false and misleading financial information to the investing public. The SEC’s complaint alleged that we overstated our pre-tax earnings for fiscal year 1997 by $3,391,000 (59.8%) and for fiscal year 1998 by $3,576,000 (49.6%) in our annual reports on Form 10-K filed with the SEC for the fiscal years ended March 31, 1997 and 1998, and that we included our false 1997 financial statements in a registration statement filed with the SEC in October 1997, for an offering that raised $19.8 million.

      Based upon the terms of agreements we previously entered into with Mr. Marks, we have been paying the costs he has incurred in connection with the SEC and U.S. Attorney’s Office’s investigation. During fiscal 2004, 2003 and 2002, we incurred costs of approximately $966,000, $603,000 and $165,000 on his behalf.

      We are subject to various other lawsuits and claims in the normal course of business. We do not believe that the outcome of these matters will have a material adverse effect on its financial position or results of operations.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

      The following table sets forth information concerning the annual compensation of our Chief Executive Officer and the other five most highly compensated executive officers and other individuals for whom disclosure is required, whose salary and bonus exceeded $100,000 for the 2004 fiscal year and for services in all capacities to us during our 2004, 2003 and 2002 fiscal years. We refer to these individuals as our named executive officers.

						Shares
					Other Annual	Underlying	All Other
Name & Principal Position	Year	Salary		Bonus	Compensation	Options	Compensation

Selwyn Joffe(1)	2004	$456,946		$500,000	$88,526	101,500	$28,481	(3)
Chairman of the Board	2003	—		—	379,998	101,500 (2)	$4,164	(3)
President & CEO	2002	—		—	159,996	1,500	—
Mel Marks	2004	—		$50,000	$350,000	1,500	—
Director and Consultant	2003	—		—	312,500	1,500	—
	2002	—		—	197,500	1,500	—
Steven Kratz	2004	$291,728		$19,100	—	—	—
Sr. VP — Engineering	2003	225,000		19,000	—	—	—
	2002	219,345		25,000	—	—	$3,604	(4)
Charles Yeagley	2004	$238,889		$65,000	—	—	$28,481	(3)
Chief Financial Officer	2003	178,846		63,089	—	—	25,037	(3)
	2002	175,257		88,974	—	—	25,037	(3)
Michael Umansky(6)	2004	$100,000	(5)	—	—	—	$300,000	(6)
Vice President	2003	—		—	—	—	—
& General Counsel	2002	—		—	—	—	—
Richard Marks(7)	2004	$608,297		$37,875	—	—	—
Advisor to the Board	2003	300,000		315,418	—	—	$12,000	(4)
and the CEO	2002	318,000		483,118	—	—	—

(1)	Mr. Joffe became our President and Chief Executive Officer in February 2003. The salary amount shown is based upon an annualized salary rate of $524,000, Mr. Joffe’s current salary level. The other compensation amounts include the amounts paid to Protea Group Inc., a consulting company wholly-owned by Mr. Joffe. Our contract with Protea was terminated when Mr. Joffe became our President and Chief Executive Officer.

(2)	Includes 100,000 options granted on March 3, 2003, of which 50,000 were exercisable immediately and 50,000 became exercisable on March 3, 2004.

(3)	Represents reimbursement for health insurance premiums paid by employee.

(4)	Represents value of car allowance.

(5)	Mr. Umansky became our Vice President and General Counsel on January 1, 2004. The salary amount shown for fiscal 2004 is based upon an annualized salary of $400,000, Mr. Umansky’s current salary level.

(6)	Represents legal fees paid with respect to the period from April 1, 2003 to December 31, 2003.

(7)	In connection with Richard Marks’ resignation as an advisor to our Board of Directors and CEO in September 2003, we paid Richard Marks $400,000 in recognition of the remaining amounts that were due him to under the terms of his employment agreement, which was scheduled to expire on December 31, 2003.

Option Grants in the Last Fiscal Year

      The following table provides summary information regarding stock options granted during the year ended March 31, 2004 to each of our named executive officers. The potential realizable value is calculated assuming that the fair market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the options, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate of the future prices or market value of our common stock.

		% of Total		Potential Realizable Value at Assumed
	Number of	Options		Annual Rates of Stock Price Appreciate for
	Securities	Granted		Option Terms
	Underlying	to Employees
	Options	in Fiscal	Exercise or	Expiration
Name	Granted*	2004	Base Price	Date	5%	10%

Mel Marks	1,500	1.33%	$1.80/share	4/30/2013	$1,698	$4,303
Selwyn Joffe	1,500	1.33%	$1.80/share	4/30/2013	$1,698	$4,303
Selwyn Joffe	100,000	88.59%	$6.345/share	1/14/2014	$399,034	$1,011,230
Totals	103,000	91.25%

*	All options are exercisable immediately.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      Except as set forth in the preceding table, no options were exercised during fiscal 2004. The following table sets forth the number and value of exercisable and unexercisable options held as of March 31, 2004 by each of our named executive officers.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		at March 31, 2004		at March 31, 2004
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Selwyn Joffe	—	—	289,750	—	$1,310,000	—
Richard Marks	125,000	$266,000	—	—	—	—
Charles Yeagley	—	—	25,000	—	$184,000	—
Steven Kratz	8,000	$41,000	55,600	—	$285,000	—
Mel Marks	—	—	6,000	—	$38,000	—

Equity Compensation Plan Information

      The following table includes information regarding our equity incentive plans as of the end of our 2004 fiscal year.

	(a)	(b)	(c)

Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to Be Issued upon	Exercise Price	Under Equity
	Exercise of	of Outstanding	Compensation Plans
	Outstanding	Options	[Excluding Securities
	Options, Warrants	Warranties and	Reflected in
Plan Category	and Rights	Rights	Column(a)]

Equity compensation plans approved by securities holders	793,250 (1)	$3.31	1,200,000 (2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	793,250	$3.31	1,200,000

(1)	Consists of options issued pursuant to our 1994 Employee Stock Option Plan, as amended, our 1996 Employee Stock Option Plan and our 1994 Non-Employee Director Stock Option Plan.

(2)	At our annual meeting of shareholders held on December 17, 2003, the shareholders approved our 2003 Long-Term Incentive Plan (the “Incentive Plan”) which had been adopted by our Board of Directors on October 31, 2003. Under the Incentive Plan, a total of 1,200,000 shares of our common stock have been reserved for grants of Incentive Awards and all of our employees are eligible to participate.

Employment Agreements

      We have entered into an employment agreement with Selwyn Joffe pursuant to which he is employed full-time as our President and Chief Executive Officer in addition to serving as our Chairman of the Board of Directors. This agreement, which was negotiated on our behalf by Mel Marks and Douglas Horn and entered into on February 14, 2003, is scheduled to expire on March 31, 2006. The February 14, 2003 agreement provides for an annual base salary of $524,000, and Mr. Joffe participates in our executive bonus program. Mr. Joffe remains entitled to receive a transaction fee of 1.0% of the “total consideration” of any equity transaction his efforts bring to us that we previously agreed to provide to him as part of a prior consulting agreement with Protea Group, Mr. Joffe’s company. Mr. Joffe was awarded an option to purchase 100,000 shares of common stock effective March 3, 2003 at a strike price of $2.16, 50,000 of which vested on the date of grant and 50,000 of which became exercisable on the first anniversary of the date of grant. In January 2004, we granted Mr. Joffe a ten-year option to purchase 100,000 shares of our common stock at an exercise price of $6.345 per share and a ten year option to purchase 1,500 shares at an exercise price of $1.80. On July 20, 2004, Mr. Joffe was granted an additional option to purchase 200,000 shares of our common stock. These options are immediately exercisable, provide for an exercise price of $9.27 per share and have a ten year term. Mr. Joffe also receives an automobile allowance and other benefits including those generally provided to other employees.

      We entered into an employment agreement with Richard Marks in January 2000 pursuant to which he was employed full-time and reported directly to our Board of Directors and Chief Executive Officer. This agreement was scheduled to expire on January 1, 2004. However, in the third quarter of fiscal 2004, we paid $400,000 in settlement of this contract with Mr. Marks, who at the request of the Board of Directors, submitted his resignation in September 2003. Based upon the terms of this agreement, we have been paying the costs Mr. Marks has incurred in connection with the SEC and U.S. Attorney’s Office’s investigation described under the caption “Legal Proceedings”. During fiscal 2004, we incurred costs of approximately $966,000 on his behalf. Richard Marks is the son of Mel Marks, our founder and member of our Board of Directors.

      We entered into a new employment contract with Charles Yeagley on April 1, 2003 that calls for a base salary of $215,000 per year, provides that Mr. Yeagley participates in our executive bonus program and expires on March 31, 2006. This contract replaced the previous employment agreement pursuant to which Mr. Yeagley received an annual base salary of $175,000. Under the previous employment agreement, Mr. Yeagley was granted a ten-year option to purchase 25,000 shares of our common stock, at $0.93 per share. On May 11, 2004, Mr. Yeagley was granted an additional ten-year option to purchase 15,000 shares of our common stock at an exercise price of $8.70. In addition to his cash compensation, Mr. Yeagley receives an automobile allowance and other benefits, including those generally provided to other employees.

      In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval. Our employment agreement with Mr. Yeagley also contains non-competition provisions that preclude him from competing with us for a period of two years from the date of termination of his employment. Public policy limitations and the difficulty of obtaining injunctive relief may impair our ability to enforce the non-competition and nondisclosure covenants made by our employees.

Director Compensation

      We have supplemental compensatory arrangements with two of our Board members. Mel Marks provides consulting services to the Company. Mr. Marks has 45 years of relevant experience in the industry and the Company and has relationships with key industry executives. Mr. Marks is paid an annual consulting fee of $350,000 per year. In addition, the Compensation Committee and the Board authorized a bonus payable to Mr. Marks with respect to fiscal 2004 of $50,000. We can terminate our consulting arrangement with Mr. Marks at any time.

      We agreed to pay Mr. Horn $120,000 per year for serving on our Board of Directors as well as assuming the responsibility for being the Chairman of our Audit, Compensation and Ethics Committees, respectively.

      In addition, each of our non-employee directors other than Mr. Horn, receives annual compensation of $20,000 and is paid a fee of $2,000 for each meeting of the Board of Directors attended, $2,000 for each meeting of the Audit Committee attended and $500 for each meeting of any other Board committee attended. Each director is also reimbursed for reasonable out-of-pocket expenses incurred to attend Board or Board committee meetings.

      Our 1994 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”) provides that each of our non-employee directors will be granted thereunder ten-year options to purchase 1,500 shares of common stock upon his or her initial election as a director, which options are fully exercisable on the first anniversary of the date of grant. The exercise price of the option will be equal to the fair market value of the common stock on the date of grant. In addition, our 1994 Stock Option Plan (the “1994 Stock Option Plan”) provides that each of our non-employee directors who served as a non-employee director during an entire fiscal year, through March 31 of that fiscal year, will receive in that fiscal year, an award of immediately exercisable ten-year options to purchase 1,500 shares of common stock. The formula grants under the 1994 Stock Option Plan are not subject to the determinations of the Board of Directors or the Compensation Committee.

      Because the Non-Employee Director Plan has expired, no additional options are available for grant under the 1994 Stock Option Plan and non-employee directors are not eligible to receive options under our 2003 Long-Term Incentive Plan, we have asked our shareholders to approve the establishment of our 2004 Non-Employee Director Stock Option Plan. For additional information, see the discussion of this proposal in this proxy statement.

Compensation Committee; Interlocks and Insider Participation

      The members of the Compensation Committee during fiscal 2004 were Messrs. Horn, Rosenzweig, and Siegel. Mr. Horn was Chairman of the Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and our other senior officers and to make recommendations concerning the salary, bonuses and stock options to be awarded to these individuals. For a discussion of the contractual rights that certain of our officers have relative to bonuses and option grants, see “Employment Agreements” above.

      The terms of the employment agreement with Mr. Joffe entered into as of February 14, 2003 were determined by negotiations between representatives of ours and Mr. Joffe. In this regard, we reviewed statistical and other material available to us. The negotiated terms reflect the results of our review and understanding of what a chief executive officer earns at comparable positions, the unique background Mr. Joffe has with our company, and in marketing and management generally, and what we understand an executive of Mr. Joffe’s stature could otherwise earn in the employment market. In connection with the Compensation Committee’s award of 100,000 options to Mr. Joffe in January 2004 and the award of an additional 200,000 option in July 2004, as described under the caption “Employment Agreements” above, the Compensation Committee also considered the recommendations of an independent executive compensation consultant. The Board and the Compensation Committee recognize that we operate in a challenging business environment and are confident with Mr. Joffe as our Chief Executive Officer.

      No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

STOCK PERFORMANCE GRAPH

Performance Graph

      The following graph compares the cumulative return to holders of common stock for the fiscal years ended March 31, 2000, 2001, 2002, 2003 and 2004 with the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Market Index and an index for two peer groups — one “old” and one “new” — comprised of five companies each for the same periods. In fiscal 2004, we determined that the “old” peer group should be amended to include entities that are more closely aligned with our relative size and type of business. For purposes of comparison, we have included both the “old” peer group and the “new” peer group; one member (Standard Motor) remains from the “old” peer group. We believe that the “new” peer group now consists of companies that are more comparable to us. The comparison assumes $100 was invested at the close of business on March 31, 1999 in our common stock and in each of the comparison groups, and assumes reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100
March 2004

      Annual Return Percentage — Based upon historical performance, the following table depicts the annual percentage return earned in each of the four comparison groups:

Total Shareholder Returns — Dividends Reinvested

Annual Return Percentage

	Year Ended March 31,

Company/Index	2000	2001	2002	2003	2004

Motorcar Parts of America, Inc.	(83.02)%	(28.95)%	225.00%	(50.55)%	271.11%
“Old” Peer Group	(17.73)%	(27.97)%	32.84%	(53.57)%	31.45%
“New” Peer Group	(2.60)%	(40.78)%	129.03%	(27.09)%	42.37%
NASDAQ	86.24%	(59.67)%	0.62%	(26.97)%	49.60%

Indexed Returns — Based upon historical performance, the following table displays the results of $100 invested at the close of business on March 31, 1999 in the Common Stock of each of the comparison groups and assumes reinvestment of dividends:

ZACKS TOTAL RETURN ANNUAL COMPARISON

5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
Through March 31, 2004

		1999	2000	2001	2002	2003	2004

Motorcar Parts	Return%		(83.02)	(28.95)	225.00	(50.55)	271.11
	Cum$	$100.00	$16.98	$12.06	$39.21	$19.39	$71.95
NASDAQ	Return%		86.24	(59.67)	0.62	(26.97)	49.60
	Cum$	$100.00	$186.24	$75.11	$75.58	$55.19	$82.57
Old Peer Group	Return%		(17.73)	(27.97)	32.84	(53.57)	91.45
	Cum$	$100.00	$82.27	$59.26	$78.73	$36.55	$69.98
New Peer Group	Return%		(2.60)	(40.78)	129.03	(27.09)	42.34
	Cum$	$100.00	$97.40	$57.68	$132.10	$96.32	$137.10

      The performance of the peer groups in the Performance Graph excludes the performance of our common stock.

      Peer group indices use beginning of period market capitalization weighting.

      S&P index returns are calculated by Zacks.

“Old” Peer Group:

•	Champion Parts, Incorporated

•	Dana Corporation

•	Hastings Manufacturing Company

•	Standard Motor Products, Inc.

•	Superior Industries International, Incorporated

“New” Peer Group:

•	Aftermarket Technologies Corporation

•	Edelbrock Corporation

•	R & B, Incorporated

•	Standard Motor Products, Inc.

•	Transpro, Incorporated

REPORT OF THE COMPENSATION COMMITTEE

REGARDING COMPENSATION

      Our Compensation Committee is composed of Douglas Horn, Murray Rosenzweig and Irv Siegel, each of whom is an outside member of our Board. The Compensation Committee is responsible for developing and making recommendations to the board with respect to our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our chief executive officer and other senior company officers and to make recommendations concerning the salary, bonuses and stock options to be awarded to our officers.

      The objectives of our executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

      We believe that the executive compensation program provides an overall level of compensation opportunity that is competitive within the automotive remanufacturing industry, as well as with a broader group of companies of comparable size and complexity.

      Executive Officer Compensation Program. Our executive officer compensation program is comprised of base salary, bonus and long-term incentive compensation in the form of stock options and various benefits, including medical plans and deferred compensation arrangements.

      Base Salary. Base salary levels for our executive officers are competitively set relative to companies in comparable manufacturing industries. In determining salaries, the committee also takes into account individual experience and performance and specific issues particular to the Company. The committee considered each of these factors in approving the salaries for all of the executive officers.

      Bonus Arrangements. Bonuses paid to several of our executive officers were based upon the Compensation Committee’s evaluation of these officers’ respective contribution to our financial results for fiscal 2004.

      Stock Option Program. The stock option program is our long-term incentive plan for providing an incentive to key employees (including directors and officers who are key employees) and consultants.

      Deferred Compensation. We contribute on behalf of each executive officer $.25 on each dollar, up to 6% of such executive officer’s annual salary and bonus, to our non-qualified deferred compensation plan.

      Benefits. We provide to executive officers medical benefits that are generally available to our other employees. The value of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary for fiscal 2004.

Douglas Horn, Chair

Murray Rosenzweig
Irv Siegel

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors oversees our auditing procedures, receives and accepts the reports of our internal systems of accounting and management controls and makes recommendations to the Board of Directors as to the selection and appointment of our auditors.

      The Audit Committee recommended to the Board of Directors the approval of the independent accountants engaged to conduct the independent audit. The Audit Committee met with management and the independent accountants to review and discuss the March 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee reviewed written disclosures from the independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants their firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 that has been filed with the Securities and Exchange Commission.

      The following table summarizes the total fees we paid to our independent certified public accountants, Grant Thornton LLP, for professional services provided during the twelve month periods ended March 31:

	2003	2004

Audit Fees	$255,000	$282,000
Audit Related Fees	—	21,923
Tax Fees	—	—
All Other Fees	—	—

      Audit fees billed in fiscal 2003 and 2004 consisted of (i) the audit of our annual financial statements and (ii) the reviews of our quarterly financial statements.

      Audit related fees billed in fiscal 2004 consisted of (i) review for accounting of customer long-term contracts, and (ii) professional services rendered in connection with the S-8 registration statement for our 2003 Long Term Incentive Plan.

      Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit fees in fiscal 2003 and 2004 were approved by the Audit Committee.

Douglas Horn, Chair

Murray Rosenzweig
Irv Siegel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of October 15, 2004, certain information as to the common stock ownership of each of our named executive officers, directors and director nominees, all named executive officers, directors and director nominees as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 8,173,955 shares of common stock outstanding as of October 15, 2004.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of October 15, 2004 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable

Name and Address of	Amount and Nature of		Percent of
Beneficial Shareholder	Beneficial Ownership(1)		Class

Mel Marks	2,000,463	(2)	24.5%
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Richard Marks	494,710	(3)	6.1%
11718 Barrington Court
P.O. Box 102
Los Angeles, CA 90049
Steven Kratz	58,100	(4)	*
c/o Motorcar Parts of America, Inc
2929 California Street
Torrance, CA 90503
Selwyn Joffe	489,750	(5)	5.7%
c/o Motorcar Parts of America, Inc
2929 California Street
Torrance, CA 90503
Murray Rosenzweig	53,000	(6)	*
c/o Linden
Maintenance Corp.
134-02 33rd Avenue
Flushing, NY 11354
Douglas Horn	192,200	(7)	2.3%
c/o Motorcar Parts of America, Inc
2929 California Street
Torrance, CA 90503
Irv Siegel	26,500	(8)	*
c/o Motorcar Parts of America, Inc
2929 California Street
Torrance, CA 90503
Charles Yeagley	40,000	(9)	*
c/o Motorcar Parts of America, Inc
2929 California Street
Torrance, CA 90503

Name and Address of	Amount and Nature of		Percent of
Beneficial Shareholder	Beneficial Ownership(1)		Class

Michael Umansky	—		—
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Philip Gay	—		—
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Rudolph J. Borneo	—		—
c/o Motorcar Parts of America, Inc.
2929 California Street
Torrance, CA 90503
Advisory Research, Inc	481,300	(10)	5.9%
180 N Stetson Street Ste 5780
Chicago, IL 60601
Directors, director nominees and executive officers as a group — 10 persons	2,860,013	(11)	32.4%

*	Less than 1% of the outstanding common stock.

1.	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.

2.	Includes 6,000 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan.

3.	Includes 142,857 shares held by The Marks Family Trust, of which Richard Marks is a Trustee and beneficiary and 53,981 shares held by Mr. Marks’ wife and their sons.

4.	Represents 55,600 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan and 2,500 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

5.	Represents 30,000 shares issuable upon exercise of options exercisable under the 1996 Stock Option Plan (the “1996 Stock Option Plan”); 255,250 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan; and 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan and 200,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

6.	Includes 1,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan; 4,500 shares issuable upon exercise of currently exercisable options under the 1994 Stock Option Plan, and 13,000 shares of common stock which were purchased subsequent to our initial public offering.

7.	Includes 26,500 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan, and 165,700 shares of common stock which were purchased prior to joining our Board of Directors in October of 2002.

8.	Includes 26,500 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan.

9.	Represents 25,000 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan and 15,000 shares issuable upon exercise of currently exercisable options under the 2003 Long Term Incentive Plan.

10.	The amount and nature of beneficial ownership of these shares by Advisory Research, Inc. is based solely on the Schedule 13G filings, as researched by to the Company. The Company’s Board of Directors has no independent knowledge of the accuracy or completeness of the information set forth in such Schedule 13G filings, but has no reason to believe that such information is not complete or accurate.

11.	Includes 374,350 shares issuable upon exercise of currently exercisable options granted under the 1994 Stock Option Plan; 30,000 shares issuable upon exercise of currently exercisable options granted under the 1996 Stock Option Plan; 4,500 shares issuable upon exercise of currently exercisable options granted under the Non-Employee Director Plan; and 217,500 shares issuable upon exercise of currently exercisable options granted under the 2003 Long Term Incentive Plan.

Certain Relationships and Related Transactions

      We have entered into a consulting agreement with Mel Marks, our founder, Board member and largest stockholder. We currently pay Mel Marks a consulting fee of $350,000 per year under this arrangement. In addition, the Compensation Committee and the Board authorized a bonus payable to Mr. Marks with respect to fiscal 2004 of $50,000. We have also agreed to pay Douglas Horn, a member of our Board of Directors, $120,000 per year for his service as a member of the Board and Chairman of our Audit, Compensation and Ethics Committees. For additional information, see the discussion under the caption “Director Compensation”.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT

OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Audit Committee of the Board has selected Grant Thornton, LLP as the independent certified public accountants to audit our consolidated financial statements for fiscal 2005. Representatives of Grant Thornton, LLP are expected to be present at the meeting. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. The Board believes it is appropriate to submit for approval by our shareholders the appointment of Grant Thornton, LLP as our independent certified public accountant for fiscal 2005.

      The Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 3

APPROVAL OF THE

2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

      To achieve our business objectives, we believe it is important to attract talented and experienced men and women to serve on our Board of Directors. Because of the increased scrutiny and legal exposure that public company board members face, this objective is becoming increasingly more difficult to achieve.

      Historically, we have provided our non-employee Board members with options to purchase our common stock. These options were designed to reward these Board members for agreeing to serve on our Board and to increase their incentives to help us succeed. These options were provided under our Non-Employee Director Plan and our 1994 Stock Option Plan. Because the Non-Employee Director Plan has expired, no additional options are available for grant under the 1994 Stock Option Plan and non-employee directors are not eligible to receive options under our 2003 Long-Term Incentive Plan, we have asked our shareholders to approve the establishment of our 2004 Non-Employee Director Stock Option Plan.

      On October 30, 2004, our Board of Directors adopted the Motorcar Parts of America, Inc. 2004 Non-Employee Director Stock Option Plan (the “Non-Employee Director Stock Option Plan” or the “Plan”) subject to the approval of our shareholders. Our Board believes that it is desirable for, and in the best interests of, the Company to adopt the Non-Employee Director Stock Option Plan and recommends that our shareholders vote in favor of the adoption of the Non-Employee Director Stock Option Plan.

      We anticipate registering with the Securities and Exchange Commission the shares of common stock issuable as a result of the adoption of the Non-Employee Director Stock Option Plan.

      The following summary of the Non-Employee Director Stock Option Plan is qualified in its entirety by reference to the complete text of the Non-Employee Director Stock Option Plan, which is attached to this Proxy Statement as Appendix A. If a capitalized term is not defined below, that term has the meaning set forth in the Non-Employee Director Stock Option Plan.

Description of the Non-Employee Director Stock Option Plan

      The purpose of the Non-Employee Director Stock Option Plan is to foster and promote our long-term financial success and interests and to materially increase the value of the equity interests in the Company by: (a) increasing our ability to attract and retain talented men and women to serve on our Board, (b) increasing the incentives that these non-employee directors have to help us succeed and (c) providing our non-employee directors with an increased opportunity to share in our long-term growth and financial success.

      Under the Non-Employee Director Stock Plan, each non-employee director will be granted options to purchase 25,000 shares of our common stock upon their election to our Board of Directors. In addition, each non-employee director will be awarded an option to purchase an additional 3,000 shares of our common stock for each full year of service on our Board of Directors. The exercise price for each of these options will be equal to the fair market value of our common stock on the date the option is granted. The exercise price of an option is payable only in cash. Options awarded under the Plan are not transferable other than as designated by the grantee by will or by the laws of descent and distribution.

      Each of these options will have a ten-year term. One-third of the options will be exercisable immediately upon grant, and one-half of the remaining portion of each option grant will vest and become exercisable on the first and second anniversary dates of the date of grant, assuming that the non-employee director remains on our Board on each such anniversary date. In the event of a change of control, we may, after notice to the grantee, require the grantee to “cash-out” his rights by transferring them to the Company in exchange for their equivalent “cash value.”

      The Board shall not have the right to modify the number of options granted to a non-employee director or the terms of the option grants.

      A total of 175,000 shares of common stock have been reserved for grants of stock options under the Non-Employee Director Stock Option Plan. The Plan will terminate ten years from its adoption by our stockholders unless terminated earlier by our Board of Directors.

Tax Consequences

      Under current tax laws, the grant of an option generally will not be a taxable event to the optionee, and we will not be entitled to a deduction with respect to such grant. Upon the exercise of an option, the non-employee director optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of common stock received over the exercise price. The taxable income recognized upon exercise of a nonqualified option will be treated as compensation income subject to withholding, and we will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When common stock received upon the exercise of a nonqualified option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the common stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

Amendment and Termination

      The Board of Directors may from time to time amend, and the Board of Directors may terminate, the Non-Employee Director Incentive Plan, provided that no such action shall modify the number of options granted to a non-employee director or change the terms of any option grants, in each case as summarized in the preceding discussion, or adversely affect option rights already granted thereunder without the consent of the impacted non-employee director. In addition, no amendment may be made without the approval of our shareholders if shareholder approval is necessary in order to comply with applicable law.

      The Board of Directors recommends that shareholders vote FOR this proposal.

MISCELLANEOUS

Shareholder Proposals

      Any shareholder proposal intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company not later than July 4, 2005 for inclusion in our proxy statement and form of proxy for that meeting. Such proposals should be directed to the attention of Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503. If a shareholder notifies the Company in writing prior to September 17, 2005 that he or she intends to present a proposal at our 2005 Annual Meeting of Shareholders, the proxy holders designated by the Board of Directors may exercise their discretionary voting authority with regard to the shareholder’s proposal and the proxy holder’s intentions with respect to the proposal. If the shareholder does not notify the Company by such date, the proxy holders may exercise their discretionary voting authority with respect to the proposal without inclusion of such discussion in the proxy statement.

Shareholder Communication with our Board

      Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward to these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.

Other Matters

      We do not intend to bring before the meeting for action any matters other than those specifically referred to in this Proxy Statement, and we are not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report and Form 10-K

      A copy of the Company’s 2004 annual report is being mailed to each shareholder of record together with this proxy statement. The 2004 annual report includes the Company’s audited financial statements for the fiscal year ended March 31, 2004. The Company’s annual report on Form 10-K includes these financial statements as well as more detailed information about the Company and its operations. Copies of the Company Annual Report on Form 10-K can be obtained without charge by contacting us at (310) 972-4005. The Annual Report on Form 10-K is also available through a link to the SEC’s online reports at www.motorcarparts.com.

Proxies

      All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

By Order of the Board of Directors

Charles W. Yeagley
Secretary

November 1, 2004

Appendix A

MOTORCAR PARTS OF AMERICA, INC.

2004 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

SECTION 1

GENERAL PROVISIONS RELATING TO

PLAN GOVERNANCE, COVERAGE AND BENEFITS

      1.1     PURPOSE.

      The purpose of the Motorcar Parts of America, Inc. 2004 Non-Employee Director Stock Option Plan (the “Plan”) is to foster and promote the long-term financial success of Motorcar Parts of America, Inc. (the “Company”) and materially increase the value of the equity interests in the Company by: (a) attracting and retaining outstanding individuals to serve as members of the Company’s Board of Directors, (b) encouraging the long-term commitment of the Company’s outside Board members and (c) enabling participation by outside Board members in the long-term growth and financial success of the Company. The Plan is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

      1.2     DEFINITIONS.

      The following terms shall have the meanings set forth below:

(a) Board. The Board of Directors of the Company.

(b) Change of Control. Any of the events described in and subject to SECTION 3.6(a).

(c) Code. The Internal Revenue Code of 1986, as amended.

(d) Compensation Committee or Committee. The Committee shall be the Compensation Committee of the Board or a committee, which shall be comprised of two or more members of the Board, each of whom is both a Non-Employee Director and an “outside director” for purposes of Section 162(m) of the Code, who shall be appointed by the Board to administer the Plan, which Board shall have the power to fill vacancies on the Committee arising by resignation, death, removal or otherwise. In the absence of a Committee, reference thereto shall be to the Board.

(e) Common Stock. Company Common Stock, par value $.01 per share, which the Company is authorized to issue or may in the future be authorized to issue.

(f) Company. Motorcar Parts of America, Inc. and any successor corporation.

(g) Exchange Act. The Securities and Exchange Act of 1934, as amended.

(h) Fair Market Value. The closing sales price of Common Stock as reported or listed on a national securities exchange on any relevant date for valuation, or, if there is no such sale on such date, the applicable prices as so reported on the nearest preceding date upon which such sale took place. In the event the shares of Common Stock are not listed on a national securities exchange, the Fair Market Value of such shares shall be determined by the Committee in its sole discretion.

(i) Grantee. Any Non-Employee Director who is granted an Option under the Plan.

(j) Non-Employee Director. A member of the Company’s Board who satisfies the definition of Non-Employee Director set forth in Rule 16b-3 of the Exchange Act.

(k) Option. Any option to purchase Common Stock granted to a Grantee under the Plan.

(l) Option Agreement. The written agreement entered into between the Company and the Grantee pursuant to which an Option shall be made under the Plan.

(m) Parent. Any corporation (whether now or hereafter existing) which constitutes a “parent” of the Company, as defined in Section 424(e) of the Code.

(n) Plan. The Motorcar Parts of America, Inc. Non-Employee Director Option Plan, as hereinafter amended from time to time.

(o) Subsidiary. Any corporation (whether now or hereafter existing) which constitutes a “subsidiary” of the Company, as defined in Section 424(f) of the Code.

(p) Termination of Service. The termination of a Grantee’s service as a member of the Company’s Board.

      1.3     ADMINISTRATION.

      (a) Committee Powers. The Plan shall be administered by the Committee. The Committee shall be responsible for (i) assuring that Option Agreements are appropriately prepared and executed to memorialize the Option grants contemplated by the Plan; (ii) interpreting and administering the Plan and any instrument or agreement relating to, or Option made under, the Plan; (iii) appointing such agents as it shall deem appropriate for the administration of the Plan; and (iv) making any other determination and take any other action that it deems necessary or desirable for such administration. No member of the Committee shall vote or act upon any matter relating solely to himself. All designations, determinations, interpretations and other decisions with respect to the Plan or any Option shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all persons, including the Company, Parent or Subsidiary, any Grantee, any holder or beneficiary of any Option, any owner of an equity interest in the Company and any Non-Employee Director.

      (b) No Liability. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to this Plan or any Option under this Plan, and, to the fullest extent permitted by the Company’s Articles of Incorporation and Bylaws, the Company shall indemnify each member of the Committee.

      (c) Meetings. The Committee shall designate a chairman from among its members, who shall preside at all of its meetings, and shall designate a secretary, without regard to whether that person is a member of the Committee, who shall keep the minutes of the proceedings and all records, documents, and data pertaining to its administration of the Plan. Meetings shall be held at such times and places as shall be determined by the Committee. The Committee may take any action otherwise proper under the Plan by the affirmative vote, taken with or without a meeting, of a majority of its members.

      1.4     SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

      (a)     Common Stock Authorized. Subject to adjustment under SECTION 3.5, the aggregate number of shares of Common Stock available for granting Options under the Plan shall be equal to 175,000 shares of Common Stock. If any Option shall expire or terminate for any reason, without being exercised or paid, shares of Common Stock subject to such Option shall again be available for grant in connection with grants of subsequent Options.

      (b)     Common Stock Available. The Common Stock available for issuance or transfer under the Plan shall be made available from such shares reserved under the Plan, from such shares now or hereafter held by the Company or from such shares to be purchased or acquired by the Company. The Common Stock available for issuance or transfer under the Plan, if applicable, shall be made available from shares now or hereafter held by the Company or from such shares to be purchased or acquired by the Company. No fractional shares shall be issued under the Plan; payment for fractional shares shall be made in cash.

SECTION 2

STOCK OPTIONS

      2.1     GRANT OF OPTIONS.

      Each Non-Employee Director shall be granted Options to purchase 25,000 shares of Common Stock upon such Non-Employee Director’s election to the Board. Thereafter, each Non-Employee Director shall be granted Options to purchase an additional 3,000 shares of Common Stock upon each anniversary date of such Non-Employee Director’s election to the Board. Other than the Options provided for by Section 2.1, no Non-Employee Director shall be eligible to receive any equity interests in the Company in consideration of such Non-Employee Director’s service on the Board. All of such Options shall be granted in accordance with the terms and conditions required pursuant to this Plan and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

      2.2     OPTION TERMS.

      (a)     Exercise Price. The exercise price per share of Common Stock under each Option shall be equal to 100% of the Fair Market Value per share of such stock on the date the Option is granted, as determined in good faith by the Committee.

      (b)     Term. Each Option granted under the Plan shall have be exercisable for a period of 10 years from the date of grant, subject to the vesting provisions provided for in Section 2.2(c).

      (c)     Vesting. One-third of the Options granted to a Grantee shall be immediately exercisable upon the date of grant, one-third of such Options shall be exercisable upon first anniversary of the date of grant and one-third of such Options shall be exercisable upon the second anniversary of the date of grant. Any Options granted to a Grantee which remain unvested at the time of any Grantee’s Termination of Service shall terminate upon such Termination of Service; provided, however, if such Termination of Service results from the Grantee’s death or occurs upon a Change of Control, all of such unvested Options shall immediately vest upon such death or Change of Control.

      2.3     OPTION EXERCISES.

      (a)     Method of Exercise. To purchase shares under any Option granted under the Plan, Grantees must give notice in writing to the Company of their intention to purchase and specify the number of shares of Common Stock as to which they intend to exercise their Option. Upon the date or dates specified for the completion of the purchase of the shares, the purchase price will be payable in full. The purchase price may be paid in cash or an equivalent acceptable to the Committee. At the discretion of the Committee, the exercise price per share of Common Stock may be paid by the assignment and delivery to the Company of shares of Common Stock owned by the Grantee or a combination of cash and such shares equal in value to the exercise price. However, if the Grantee acquired the stock to be surrendered directly or indirectly from the Company, he must have owned the stock to be surrendered for at least six months prior to tendering such stock for the exercise of an Option. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price shall be valued at the Fair Market Value on the exercise date.

      (b)     Proceeds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Options exercised under the Plan will be used for general purposes of the Company.

SECTION 3

PROVISIONS RELATING TO PLAN PARTICIPATION

      3.1     PLAN CONDITIONS.

      (a)     Option Agreement. Each Grantee to whom an Option is granted under the Plan shall be required to enter into an Option Agreement with the Company in a form provided by the Committee, which shall contain certain specific terms, as determined by the Committee, with respect to the Option and shall include provisions that the Grantee shall abide by all the terms and conditions of the Plan and such other terms and conditions as may be imposed by the Committee. An Option Agreement may include such other terms and conditions, including, without limitation, rights of repurchase or first refusal, not inconsistent with the Plan, as shall be determined from time to time by the Committee.

      (b)     No Right to Continued Service on the Board. Nothing in the Plan, Option Agreement or any instrument executed pursuant to the Plan shall create any right in any Grantee to remain a member of the Board.

      (c)     Securities Requirements. No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Option, the Company may require the Grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Option to comply with any law or regulation described in the second preceding sentence.

      3.2     TRANSFERABILITY.

      (a)     Non-Transferable Award. Unless otherwise provided in an Option Agreement, no Option and no right under the Plan, contingent or otherwise, shall be (i) assignable, saleable, or otherwise transferable by a Grantee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Grantee’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this SECTION 3.2 shall be void and ineffective for all purposes.

      (b)     Ability to Exercise Rights. Only the Grantee or his guardian (if the Grantee becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Grantee’s estate, or the person or persons to whom the Grantee’s rights under any Option will pass by will or the laws of descent or distribution, shall be deemed to be the Grantee’s beneficiary or beneficiaries of the rights of the Grantee hereunder and shall be entitled to exercise such rights as are provided hereunder.

      3.3     RIGHTS AS A STOCKHOLDER.

      Except as otherwise provided in any Option Agreement, a Grantee of an Option or a transferee of such Grantee shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes a holder of record of such Common Stock. Except as otherwise provided in SECTION 3.5, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

      3.4     LISTING AND REGISTRATION OF SHARES OF COMMON STOCK.

      Prior to issuance and/or delivery of shares of Common Stock, the Company shall consult with representatives of the Company, as appropriate, regarding compliance with laws, rules and regulations that apply to such shares. If necessary, the Company shall postpone the issuance and/or delivery of the affected shares of Common Stock upon any exercise of an Option until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Option to comply with any law, rule or regulation described in the immediately preceding sentence.

      3.5     CHANGE IN STOCK AND ADJUSTMENTS.

      (a)     Changes in Capitalization. In the event the outstanding shares of the Common Stock, as constituted from time to time, shall be changed as a result of a change in capitalization of the Company or a combination, merger, or reorganization of the Company into or with any other corporation or any other transaction with similar effects, then, for all purposes, references herein to Common Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive aforementioned event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Common Stock.

      (b)     Changes in Law or Circumstance. In the event of any change in applicable laws or any change in circumstances which results in or would result in any dilution of the rights granted under the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of stock or other securities or property theretofore subject, or which may become subject, to issuance or transfer under the Plan or in the terms and conditions of outstanding Options, such adjustment shall be made in accordance with such determination. Such adjustments may include without limitation changes with respect to (i) the aggregate number of shares that may be issued under the Plan, (ii) the number of shares subject to Options and (iii) the price per share for outstanding Options. The Committee shall give notice to each Grantee, and upon notice such adjustment shall be effective and binding for all purposes of the Plan.

      3.6     CHANGES OF CONTROL.

      (a)     Changes of Control. For the purposes of this SECTION 3.6, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as such Schedule, Regulation and Act were in effect on the date of adoption of this Plan by the Board, assuming that such Schedule, Regulation and Act applied to the Company, provided that such change of control shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in SECTION 13(d) and 14(d)(2) of the Exchange Act) (other than the Company or an affiliate of the Company) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the combined voting power for election of members of the Board of the then outstanding voting securities of the Company or any successor of the Company;

(ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of the Company cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of the period;

(iii) the equity holders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation (and excluding, however, any shares held by any party to such merger or consolidation and their affiliates) shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity following the effective date of such merger or consolidation; or

(iv) the equity holders of the Company approve any merger or consolidation as a result of which the equity interests in the Company shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earnings power of the Company;

provided however, that no Change of Control shall be deemed to have occurred if, prior to such time as a Change of Control would otherwise be deemed to have occurred, the Board determines otherwise.

      (b)     Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change of Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change of Control is deemed to have occurred to require all, but not less than all, Grantees to transfer and deliver to the Company all Options previously granted to Grantees in exchange for an amount equal to the “cash value” (defined below) of the Options. Such right shall be exercised by written notice to all Grantees. For purposes of this SECTION 3.6(b), the cash value of an Option shall equal the sum of (i) all cash to which the Grantee would be entitled upon settlement or exercise of such Option and (ii) the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Option. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share on each of the five trading days immediately following the date a Change of Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with a Change of Control. The amount payable to each Grantee by the Company pursuant to this SECTION 3.6(b) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

SECTION 4

MISCELLANEOUS

      4.1     EFFECTIVE DATE AND GRANT PERIOD.

      This Plan shall become effective as of the date of Board approval (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on October 30, 2014, unless extended. After the termination of the Plan, no Options may be granted under the Plan, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions.

      4.2     WITHHOLDING TAXES.

      The Company shall have the right to (i) make deductions from any settlement of an Option made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Option, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock, as of the delivery of shares or payment of cash in satisfaction of the applicable Option.

      4.3     CONFLICTS WITH PLAN.

      In the event of any inconsistency or conflict between the terms of the Plan and an Option Agreement, the terms of the Plan shall govern.

      4.4     NO GUARANTEE OF TAX CONSEQUENCES.

      Neither the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

      4.5     SEVERABILITY.

      In the event that any provision of this Plan shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provision of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

      4.6     GENDER, TENSE AND HEADINGS.

      Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

      4.7     AMENDMENT AND TERMINATION.

      The Plan may be amended or terminated at any time by the Board by the affirmative vote of a majority of the members in office. The Plan, however, shall not be amended, without prior written consent of each affected Grantee if such amendment or termination of the Plan would adversely affect any material vested benefits or rights of such person.

      4.8     GOVERNING LAW.

      The Plan shall be construed in accordance with the laws of the State of New York, except as superseded by federal law, and in accordance with applicable provisions of the Code and regulations or other authority issued thereunder by the appropriate governmental authority.

      4.9     LIMITATIONS APPLICABLE TO SECTION 16 PERSONS.

      Notwithstanding any other provision of this Plan, this Plan, and any Option granted to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, and Options granted hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

COMMON STOCK	PROXY	BOARD OF DIRECTORS

MOTORCAR PARTS OF AMERICA, INC.

This Proxy is solicited on behalf of the Board of Directors of
MOTORCAR PARTS OF AMERICA, INC.

      The undersigned hereby appoints Charles W. Yeagley and Michael Umansky, and each of them, the true and lawful and proxies of the undersigned, with full power of substitution to vote all shares of the common stock, $0.01 par value per share (“common stock“), of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m., New York Time, on November 30, 2004 at the Harvard Club of New York City, 27 West 44th Street, New York, New York 10036 and any and all adjournments thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.

      Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR approval of Proposal 2 and FOR approval of Proposal 3; if specific instructions are indicated, this Proxy will be voted in accordance therewith.

      All Proxies to vote at said Meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated November 1, 2004, is hereby acknowledged.

(See Reverse Side)

MOTORCAR PARTS OF AMERICA, INC. 2929 California Street Torrance, CA 90503

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Votes must be indicated (x) in Black or blue ink The Directors recommend a vote FOR all Nominees listed in Proposal 1 and approval of Proposal 2 and Proposal 3	Please Mark your votes like this	☒

WITHHOLD
		FOR	AUTHORITY
		all	to vote for
		nominees	all nominees
		listed below	listed below	EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	Election of Directors Nominees: Selwyn Joffe, Mel Marks, Rudolph J. Borneo, Philip Gay and Irv Siegel.	☐	☐	☐	2.	Proposal to ratify and approve the appointment of Grant Thornton, LLP as the Company’s independent certified public accountants for the fiscal year ending March 31, 2005.	☐	☐	☐

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)						FOR	AGAINST	ABSTAIN
					3.	Proposal to approve the 2004 Non-Employee Director Stock Option Plan.	☐	☐	☐

	*EXCEPTIONS				4.	Such other matters as may properly come before the Meeting.

Change of Address and/or Comments Mark Here COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:	☐

Signature(s):	Signature(s):	Dated:	, 2004
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.